Exhibit 99.2

 Date September 12, 2016

Christine Sacco

210 Cactus Court
Boulder, CO 80304

Dear Christine,

We are pleased to offer you the role of Chief Financial Officer at Prestige Brands, beginning September 12, 2016.

The Chief Financial Officer shall have the normal duties, responsibilities and authority implied by such position and report to the Chief Executive Officer of the Company.

The terms and conditions of your employment consist of the following:

Compensation

•	Annual base salary of $475,000.00 (which is $19,791.66 per pay period)
•	Participation in the Prestige Brands Inc. Bonus Plan for the fiscal year ending March 31, 2017. Your target eligibility is $285,000. The actual bonus may be higher, lower or non-existent dependent on the financial performance of the Company and your individual performance. For Fiscal Year 2017, your Bonus will be prorated based on length of service in the year and you must be employed on the date of payment to be eligible.
•	Participation in the Long Term Incentive Plan (LTIP) with an initial target opportunity equal to $712,500. The structure of the long-term incentive will be generally consistent with that of other senior executives at Prestige. Your first award of long-term incentive will be made to you on the first day of your employment and be structured as follows:
▪	2/3 Stock Options ($475,000) that vest in equal annual installments over 3 years. The options will have an exercise price equal to the stock price at the close on the date of grant and expire after 10 years if not exercised prior. The number of options will be determined based on the Black-Scholes formula.
▪	1/3 Restricted Stock ($237,500) that cliff vests at the end of three years. The number of shares granted will be based on the closing price of the stock on the date of grant.

Prestige Brands Holdings, Inc

660 White Plains Rd. Tarrytown,NY 10591

NYSE:PBH

(914) 524-6800

Benefits

You will be eligible to participate in all company-wide benefits as listed below, as well as in all other benefits the company offers now or in the future to its senior level executives:

•	Medical Insurance (eligible immediately)
•	Dental Insurance (eligible 1st of month after Date of Hire (DOH))
•	Vision Insurance (eligible 1st of month after DOH)
•	Employee Life Insurance (eligible 1st of month after DOH) company paid.
•	Long Term & Short Term Disability Insurance (eligible 1st of month after DOH)
•	Flexible Spending Account (eligible 1st of month after DOH)
•	401K Plan (Match up to 65% up to 6% of salary) (Eligible immediately)
•	4 weeks of vacation

Your work location will be 660 White Plains Rd. Tarrytown, NY 10591, unless you are on business travel or working remotely.

Termination

At-Will Employment - It is understood that your employment with the company is at-will in nature and for no specified period of time. Regardless of length of service you are free to terminate your employment at any time for any reason; however, we require 30 calendar days’ notice because of your role within the organization. Likewise, the company is free to terminate your employment at any time for any reason with or without cause, and will provide you with at least 30 calendar days of notice prior to any termination. The company makes no contract of continued employment.

Should the company terminate your employment ‘without Cause’, should you terminate your employment for Good Reason, or if your employment terminates pursuant to a Change of Control (as defined in the LTIP), and subject to your signing a mutually agreeable release with the company, you will receive severance pay in the amount of one (1) time your current annual salary, to be paid in 24 payments over twelve months. In addition, you will receive a lump sum equal to the greater of your target Annual Bonus for the fiscal year, or the average of that bonus that was paid to you over the previous 3 fiscal years. If you have not completed three (3) fiscal years prior to the date of termination, then the average Annual Bonus paid or payable to you by Prestige Brands will be determined based on the actual number of completed fiscal years prior to the date of termination. The Annual Bonus will be paid to you in lump sum payment within 60 days of termination date. In addition, if you and your eligible dependents are participating in the medical, dental and vision plans at the time of your termination you shall be eligible for that same coverage for one year from your date of termination. You will be required to pay the employee cost of the premium and the company will pay for the remaining portion in full including any administrative fees. This coverage will not deplete any continued health care coverage rights that you or your dependents may have pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1985, and such rights to continued health care coverage under COBRA shall remain available to you.

For purposes of this agreement, the terms below shall have the following meaning:

1.)	Cause. “Cause” shall mean any of the following:

Prestige Brands Holdings, Inc

660 White Plains Rd. Tarrytown,NY 10591

NYSE:PBH

(914) 524-6800

(a)	Personal dishonesty or willful misconduct, in each case in connection with your employment by the Company;

(b)	Breach of fiduciary duty or breach of the duty of loyalty to the Company which a majority of the Board determines in its sole and absolute good faith discretion materially adversely affects the Company or your ability to perform your duties under this Agreement;

(c)	Conviction for any felony (other than minor traffic offenses) or any crime involving moral turpitude;

(d)	Intentional breach of any provision of this Agreement or of any Company policy adopted by the Board which breach is not cured within 30 days after written notice from the Board;

(e)	Your willful continued failure to substantially perform your duties with the Company (other than any such failure resulting from incapacity due to Disability) if not cured within 30 days after a written demand for substantial performance is delivered to you by a majority of the Board that specifically identifies the manner in which such Board believes that you have not substantially performed your duties. For clarity, the failure of the Company to meet its business plans shall not be, in and of itself, grounds for a termination for Cause.

Board Determination of Cause. A majority of the Board shall determine in its sole and absolute good faith discretion whether Cause exists; provided however that you will have a reasonable opportunity to present to the Board prior to any such determination.

2.	Good Reason. “Good Reason” shall mean any of the following, without your prior written consent:

(a)	A material diminution in your title, reporting relationship, authority, duties or responsibilities; but excluding, for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the company promptly after receipt of notice thereof given by you to the CEO;

(b)	A material reduction by the company in your Base Salary in effect on the Effective Date or as the same may be increased from time to time;

Prestige Brands Holdings, Inc

660 White Plains Rd. Tarrytown,NY 10591

NYSE:PBH

(914) 524-6800

(c)	A material reduction by the company in your annual target incentive bonus during the Term unless such reduction is a part of an across-the-board decrease in target incentive bonuses affecting all other Senior (C-level) Executives, in which case Good Reason shall exist only if the your decrease is larger than that of other C-level executives;

(d)	The company’s requiring you, without your consent, to be based at any office or location more than fifty (50) miles from the company’s current headquarters in Tarrytown, New York; or

(f)	The material breach by the company of any provision of this Agreement.

Good Reason shall not include your Death or Disability. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, provided that you must deliver written notice to the CEO or the Board setting forth with specificity any circumstance you believe in good faith constitutes Good Reason within ninety (90) days after the initial occurrence of such circumstance or be foreclosed from raising such circumstance thereafter. The company shall have an opportunity to cure to your satisfaction any claimed event of Good Reason within 30 days of notice from you before you may terminate for Good Reason. You may terminate your employment for Good Reason within a period of 120 days after the occurrence of an event of Good Reason.

3. Change of Control. “Change of Control” shall have the meaning as defined in the company’s then-current Long Term Incentive Plan (LTIP).

Governance of Senior Executive Compensation

The Compensation and Talent Management Committee oversees compensation as well as executive benefits. The Committee will periodically review your compensation and related programs, consistent with that of other senior executives, and make such adjustments to align with our compensation philosophy which considers both the competitive market, your performance and your role vis à vis other executives at Prestige.

Relocation Expense to the NY Metro area
You will be eligible for relocation benefits pursuant to the Company’s relocation policy, and the Addendum to this offer letter on “Relocation Assistance”.

Prestige Brands Holdings, Inc

660 White Plains Rd. Tarrytown,NY 10591

NYSE:PBH

(914) 524-6800

Restrictive Covenants
As a condition to this offer of employment, you agree to the terms and conditions of the Confidential Information, Intellectual Property and Restrictive Covenants and Non-Solicitation Agreement attached as Appendix A.

Thank you for your consideration and let me know if you have any questions.

Sincerely,

/s/ Ron Lombardi

Ron Lombardi

Chief Executive Officer

Prestige Brands Inc.

The provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my employment is contingent upon completion of a background check and drug test.

/s/ Christine Sacco
Ms. Christine Sacco	Date 9/12/16

Prestige Brands Holdings, Inc

660 White Plains Rd. Tarrytown,NY 10591

NYSE:PBH

(914) 524-6800

Appendix A

Confidential Information, Intellectual Property and Restrictive Covenants and

Non-Solicitation Agreement

1.Confidential Information.

(a)    Obligation to Maintain Confidentiality. You acknowledge that the information, observations and data (including trade secrets) obtained by you during the course of your performance under this Agreement concerning the business or affairs of Employer, its Subsidiaries and Affiliates (“Confidential Information”) are the property of Employer, its Subsidiaries and Affiliates, as applicable, including information concerning acquisition opportunities in or reasonably related to Employer’s, its Subsidiaries’ and/or Affiliates’ business or industry of which you become aware of during the Employment Period. Therefore, you agree that you will not disclose to any unauthorized Person or use for your own account (for his commercial advantage or otherwise) any Confidential Information without the Board’s written consent, unless and to the extent that the Confidential Information, (i) becomes generally known to and available for use by the public other than as a result of yours acts or omissions to act, (ii) was known to you prior to your employment with Employer or any of its Subsidiaries or Affiliates or (iii) is required to be disclosed pursuant to any applicable law, court order or other governmental decree. You shall deliver to Employer on the date of termination, or at any other time Employer may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Employer, its Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which you may then possess or have under your control.

(b)   Ownership of Property. You acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to Employer’s, its Subsidiaries’ and/or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by you (either solely or jointly with others) while employed by the Employer, its Subsidiaries and/or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Employer or such Subsidiary or Affiliate and your hereby assigns, and agrees to assign, all of the above Work Product to Employer or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by you in the course of your work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and Employer or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” you hereby assign and agree to assign to Employer or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. You shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Employer’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. You understand that Employer, its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”), subject to a duty on Employer’s, its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 1(a) above, you will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of Employer, its Subsidiaries and Affiliates who need to know such information in connection with their work for Employer or any of its Subsidiaries and Affiliates) or use, except in connection with his work for Employer or any of its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board (other than himself if You is on the Board) in writing.

(d) Use of Information of Prior Employers. During the Employment Period and thereafter, you will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom you have an obligation of confidentiality, and will not bring onto the premises of Employer or any of its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom you have an obligation of confidentiality unless consented to in writing by the former employer or Person. You will use in the performance of your duties only information which is (i) generally known and used by persons with training and experience comparable to you and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by Employer or any of its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom you has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

3. Non-competition and No Solicitation. You acknowledge that (i) the course of your employment with Employer you will become familiar with Employer’s, its Subsidiaries’ and Affiliates’ trade secrets and with other confidential information concerning the Employer, its Subsidiaries and Affiliates; and (ii) your services will be of special, unique and extraordinary value to Employer and such Subsidiaries. Therefore, you agree that:

(a) Non-competition. During the Employment Period and also during the period commencing on the date of termination of the Employment Period and ending on the first anniversary of the date of termination (the “Severance Period”), you shall not without the express written consent of Employer, anywhere in the United States, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business (i) which competes with (a) OTC wart or skin tag treatment products (including, without limitation, salicylic acid or cryogen-based products), (b) dental devices for interdental cleaning, including floss picks, and for treatment or management of bruxism, (c) OTC sore throat treatment products (including, without limitation, liquids, lozenges and strips) and cough drops, (d) inter-proximal devices, (e) powdered and liquid cleansers, (f) pediatric OTC medicinal and non-medicinal products, (g) OTC eye care products, (h) denture cleansers or adhesives, (i) motion sickness products, (j) women’s health products, including vaginal antifungals, douches, wipes and washes, (k) analgesics, including powdered and liquid products, (l) lice treatments, or (m) any other business acquired by Employer and its Subsidiaries after the date hereof which represents 5% or more of the consolidated revenues or EBITDA of Employer and its Subsidiaries for the trailing 12 months ending on the last day of the last completed calendar month immediately preceding the date of termination of the Employment Period, or (ii) in which Employer and/or its Subsidiaries have conducted discussions or have requested and received information relating to the acquisition of such business by such Person (x) within one year prior to the date of termination and (y) during the Severance Period, if any. Nothing herein shall prohibit you from (i) consulting with, being employed by, or rendering services for a company which operates a business unit engaged in the activities described in subsection (a)(i)(a) - (j) of this Section 3; provided, that you are not employed in and have no involvement with such competing business unit; or (ii) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as you have no active participation in the business of such corporation

(b) No solicitation. During the Employment Period and also during the Severance Period, you shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Employer or its Subsidiaries to leave the employ of Employer or its Subsidiaries, or in any way interfere with the relationship between Employer or its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of Employer or its Subsidiaries within 180 days after such person ceased to be an employee of Employer or its Subsidiaries; provided, however, that such restriction shall not apply for a particular employee if Employer or its Subsidiaries have provided written consent to such hire, which consent, in the case of any person who was not a key employee of Employer or its Subsidiaries shall not be unreasonably withheld, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Employer or its Subsidiaries to cease doing business with Employer or its Subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Employer or its Subsidiaries or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of Employer or its Subsidiaries and with which Employer or its Subsidiaries have conducted discussions or have requested and received information relating to the acquisition of such business by Employer or its Subsidiaries in the two year period immediately preceding the date of termination.

(c)    Enforcement. If, at the time of enforcement of Section 2 or this Section 3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because your services are unique and because you have access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, Employer, its Subsidiaries or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(d)   Additional Acknowledgments. You acknowledge that the provisions of this Section 3 are in consideration of: (i) employment with the Employer, (ii) the prospective issuance of securities by Employer pursuant to the Plan and (iii) additional good and valuable consideration as set forth in this Agreement. In addition, you agree and acknowledges that the restrictions contained in Section 2 and this Section 3 do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. In addition, you acknowledges (i) that the business of Employer and its Subsidiaries will be conducted throughout the United States, (ii) notwithstanding the state of incorporation or principal office of Employer or any of its Subsidiaries, or any of their respective you or employees (including you), it is expected that Employer and its Subsidiaries will have business activities and have valuable business relationships within its industry throughout the United States and (iii) as part of his responsibilities, you will be traveling throughout the United States in furtherance of Employer’s and/or its Subsidiaries’ business and their relationships. You agree and acknowledge that the potential harm to Employer and its Subsidiaries of the non-enforcement of Section 2 and this Section 3 outweighs any potential harm to you and of their enforcement by injunction or otherwise. You acknowledge that you have carefully read this Agreement and have given careful consideration to the restraints imposed upon you by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Employer and its Subsidiaries now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

4. Miscellaneous.

(a) Survival. The provisions of Sections 1(c), 2, 3 and 4 shall survive the termination of this Agreement.

(b) Entire Agreement and Merger. This Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements, whether written or oral, between the parties pertaining to the subject matter hereof.

(c) Modification. This Agreement may not be modified or terminated orally, and no modification or waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

(d) Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e) Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of Employer to another company, or upon the merger or consolidation of Employer with another company, this Agreement shall inure to the benefit of, and be binding upon, both You and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were Employer; and provided, further, that Employer shall have the right to assign this Agreement to any Affiliate or Subsidiary of Employer. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and permitted assigns.

(e)    Communications. All notices or other communications required or permitted hereunder will be in writing and will be deemed given or delivered when delivered personally, by registered or certified mail or by overnight courier (fare prepaid) addressed as follows:

(f)    Governing Law. This agreement shall be governed by the laws of the state of New York.

Prestige Brands

660 White Plains Rd.Ste 250

Tarrytown, NY 10591

/s/ Christine Sacco	Sept. 12, 2016
Agreed and Accepted	Date